AMENDMENT NO. 1 TO

CUSTODY AGREEMENT

THIS AMENDMENT is made as of the close of business on the 13th day of July, 2018 (the “Amendment”), by and among UMB Bank, n.a. (“UMB”) and Pacific Investment Management Company LLC (“PIMCO”), on behalf of PIMCO Flexible Municipal Income Fund (the “Fund”) and PIMCO Flexible Credit Income Fund (“PFLEX”).

WHEREAS, UMB and PIMCO, on behalf of PFLEX have entered into a Custody Agreement dated as of February 15, 2017, as amended or restated through the date hereof (the “Custody Agreement”), pursuant to which UMB provides custodial services to PFLEX; and

WHEREAS, PIMCO and the Fund have entered into an Investment Management Agreement (the “Management Agreement”), pursuant to which PIMCO has agreed to provide or cause to be furnished, at its own expense, all supervisory and administrative and other services reasonably necessary for the operation of the Fund, including those provided by a custodian or custodians for the Fund to provide for the safekeeping of the Fund’s assets; and

WHEREAS, in accordance with the Management Agreement, PIMCO, on behalf of the Fund, wishes to amend the Custody Agreement to make the Fund a party to the Custody Agreement, and UMB wishes to accept and agree to the foregoing.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, UMB and PIMCO, on behalf of the Fund, intending to be legally bound, hereby agree as follows:

1.           UMB and PIMCO, on behalf of the Fund, hereby agree to make the Fund a party to the Custody Agreement, and the Custody Agreement is hereby amended to add the Fund as a party thereto, effective as of the date first written above (the “Effective Date”).

2.          As of the date hereof, PIMCO makes all the representations and warranties to the Custodian that are set forth in Section 2.1 of the Custody Agreement on behalf of itself and/or the Fund, as applicable.

3.           PIMCO will perform all its obligations as set forth in the Custody Agreement on behalf of itself and the Fund as set forth therein.

4.          The Assets of the Fund are to be held in an account titled “DST Systems, Inc. as Agent for PIMCO Flexible Municipal Income Fund” or a close approximation thereto.

5.          This Amendment shall not have the effect of amending or superseding the Custody Agreement in any way or for any purpose other than as specified in this Amendment.

6.          This Amendment and the obligations hereunder shall become effective on the Effective Date and shall continue with respect to the Fund, unless sooner terminated as provided below, for so long as both the Custody Agreement and the Management Agreement remain in effect with respect to the Fund. The termination of the Custody Agreement or Management Agreement with respect to the Fund will not terminate the Custody Agreement or investment management agreement with respect to any other fund that is a party to the Custody Agreement. This Amendment may be terminated by the Fund or by PIMCO upon sixty (60) days’ prior written notice to the other parties.

7.          This Amendment shall be construed so as to give effect to the intention of the parties that this Amendment constitutes a separate agreement between the Fund, UMB and PIMCO. The parties acknowledge and agree that the rights and obligations of the Fund and PIMCO hereunder and under the Custody Agreement, including as to any fees payable by the Fund or any other fund that is a party to the Custody Agreement or PIMCO to UMB or liabilities or other obligations of the Fund or any other fund that is a party to the Custody Agreement or PIMCO to UMB or of UMB to PIMCO or the Fund, shall be several and independent of one and other and neither joint nor joint and several with respect to any other fund.

8.          The Fund is a Massachusetts business trust, and a copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations under this instrument are not binding upon any of the Trustees or holders of shares of beneficial interest of the Fund individually but are binding only upon the respective assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

UMB BANK, n.a.

/s/ David M. Paldino
By: David M. Paldino
Title: Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, on behalf of each of PIMCO Flexible Credit Income Fund and PIMCO Flexible Municipal Income Fund

/s/ Peter G. Strelow
By: Peter G. Strelow
Title: Managing Director